Exhibit 99.1
Crestline Investors Launches Crestline Lending Solutions Fund
Crestline Lending Solutions Fund (“CLSF”) is an income and alpha-oriented business development company (“BDC”) focusing on core and lower middle market direct lending
Awarded PitchBook’s Gold Badge for Direct Lending, highlighting Crestline as a top-tier alternative credit manager
FORT WORTH, Texas-- Crestline Investors, Inc. (“Crestline”), a global alternative investment manager, today announced the launch of Crestline Lending Solutions Fund (“CLSF” or the “Company”), a perpetual private BDC that utilizes the firm’s longstanding private credit expertise seeking to deliver income and incremental alpha through a focus on core and lower middle market direct lending as well as tactical allocations to additional forms of private credit.
CLSF is Crestline’s first BDC and commingled perpetual vehicle, representing a significant step forward in how the firm tailors its product-suite to attract new investors, including the wealth channel. “We recognize the importance of meeting investors where they are, regardless of channel. This will continue to be a point of focus in this next phase of growth,” said Tom Bavin, Co-Head of Crestline’s Client Partnership Group.
With so many entrants in the space, Crestline has focused on utilizing its platform designed to offer a differentiated product.
“The largest perpetual BDCs face significant overlap in the portfolios, leading to substantial private credit ‘beta’ across these vehicles,” said Chris Semple, Co-Head of US Corporate Credit at Crestline and CEO of CLSF. “We believe our focus on the lower and core middle market, as well as tactical allocations to other forms of private credit, can provide investors with either an attractive alternative or complement to their existing perpetual BDC holdings.”
CLSF is also structured to support investor confidence that the strategy is able to remain consistent over time as it can draw investor capital over time.
“We’ve seen other BDCs become a victim of their own success, they can’t deploy the capital quickly enough, given the demand from investors,” said Semple. “The result is a focus on larger deals that are highly competitive and where the lender has less pricing and negotiating power. We’d rather take a measured pace to growth to enhance our ability to deliver alpha to our investors.”
Since its founding in 1997, Crestline’s ethos has been deeply rooted in long-term value creation, capital preservation and enduring partnerships. The firm’s comprehensive investment platform reflects these tenets through the breadth and depth of its alternative credit capabilities and industry-focused origination strategy, which enable it to create a differentiated investment approach for its clients. CLSF will leverage Crestline’s cross-platform synergies to seek enhanced returns in direct lending by focusing on core and lower middle-market opportunities that typically offer additional spread and enhanced structural protection compared to upper middle-market opportunities.
CLSF will primarily invest alongside Crestline’s direct lending strategy, which offers tailored financing solutions to sponsor- and non-sponsor-backed companies within the lower and core middle market. Over the last 12 months, the strategy has committed over $1.9 billion across 46 transactions.
The strategy was recently recognized by PitchBook, an industry leading research and data aggregation platform within alternative markets, naming Crestline as one of five Gold Badge winners for excellence in delivering alpha within direct lending.
The yearly study quantitatively scored the track records of over fifty direct lending managers, highlighting those with a proven history of creating enhanced "alpha," or excess returns, for investors. “We’re very proud of this recognition as it’s a testament to the entire Crestline team and platform. It also reflects our commitment to offering a differentiated product in an increasingly commoditized asset class,” said Keith Williams, Chief Investment Officer of Crestline.
The PitchBook 2024 Annual Global Manager Performance Score was published July 28, 2025. Rankings are based on data as of June 30, 2025, using fund returns through December 31, 2024. The Score is a data-driven, objective measure that evaluates historical performance relative to peer groups and accounts for differences in strategy, vintage, fund maturity, and realized returns. An overview of its methodologies is available at: https://pitchbook.com/news/articles/manager-performance-score-league-tables-2024-annual. PitchBook Data, Inc. is a third-party provider of data and analytics and is not affiliated with Crestline. Crestline did not pay a fee nor provide any other compensation to Pitchbook to be considered for this recognition, although PitchBook may require a subscription for certain of its data services.
About Crestline Investors
Crestline Investors, Inc. is a global alternative investment management firm founded in 1997 and based in Fort Worth, Texas, with affiliate offices in London, New York, Tokyo, and Toronto. The firm has approximately $18 billion of credit assets under management (as of June 30, 2025) including its capital solutions, direct lending, and portfolio finance platforms. For more information, visit www.crestlineinvestors.com.
Past performance as well as third party awards and ratings are not a guarantee of future results. This financial promotion is issued by Crestline Management, LP and Crestline Europe, LLP (together "Crestline"). Crestline Europe, LLP is authorized and regulated by the

Financial Conduct Authority (FCA). In the United Kingdom, this communication is being made only to, or directed only at, persons who are: (i) investment professionals within the meaning of Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“FP Order”); (ii) high net worth companies and certain other entities falling within Article 49 of the FP Order; or (iii) any other persons to whom such communication may lawfully be made. It must not be acted, or relied, upon by any other persons.
Contacts
Media Contact
Ben Howard
Bhoward@prosek.com
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